GreenSky, Inc. Reports Second Quarter 2020 Financial Results
Transaction Volume of $1.4 Billion
$13 Million Net Income and
Adjusted EBITDA of $40 Million

ATLANTA–(BUSINESS WIRE) – August 10, 2020 -- GreenSky, Inc. (“GreenSky” or the “Company”) (NASDAQ: GSKY), a leading financial technology company Powering Commerce at the Point of Sale®, reported financial results today for the second quarter ended June 30, 2020.

"As we all continue to navigate COVID-19, we are extremely pleased with our second quarter operating results and key business metrics, depicting strong resiliency of demand in our home improvement business, record levels of new merchant enrollments, outstanding credit performance, and effective expense discipline across our business," said David Zalik, GreenSky Chairman and CEO. "Following the COVID-19 impacted low point in April, transaction volumes had recovered by June to levels consistent with 2019," added Zalik.

"The successful implementation this quarter of our SPV serves to effectively supplement our funding capacity, as we plan to conduct periodic sales of loan participations to third parties or issue asset-backed securities. As the Company transitions to supporting a diversified funding model, evaluation of operating performance on a consistent basis is vitally important. Thus, management continues to believe that Adjusted EBITDA is a key indicator in evaluating the Company's business performance over the long-term. This non-GAAP measure adjusts for non-recurring income and expense items, non-cash charges, along with distortions attributable to non-cash CECL reserves established during the quarter," said Zalik.

"Notwithstanding the impact of COVID-19 on this quarter’s transaction volumes, the Company reported second quarter Adjusted EBITDA of $40 million versus $37 million in 2019, reflecting an Adjusted EBITDA margin of 30% for the second quarter versus 27% for 2019. Moreover, for the six months ended June 30, 2020, Adjusted EBITDA of $59 million grew 21% versus $49 million for the comparable 2019 six-month period, further demonstrating the inherent operating leverage and attractiveness of the GreenSky recurring revenue operating model." added Zalik.

Second Quarter Financial Highlights:

•Transaction Volume: Transaction volume originated on our technology platform in the second quarter of 2020 declined 14% from the second quarter of 2019. Importantly, our volumes rebounded sharply over the course of Q2 with April 2020 levels at only 74% of April 2019 volumes, May volumes at 84% of the same month in 2019, and June volumes at 100% of 2019 levels.

•Transaction Fee Rate: The average transaction fee rate was 7.5% in the second quarter, an increase of 9% from a transaction fee rate of 6.9% in the same quarter of prior year, reflecting normal variations in the mix of promotional products offered by our merchants and consumer preferences for certain promotional financing products in the current economic environment.

•Revenue: Second quarter revenue declined 4%, driven by Q2 2019's recognition of a $9.0 million service asset (revenue), versus a $0.9 million decrease in servicing assets in Q2 2020. The other changes in revenue aggregating a net $4.1 million increase reflect the growth in our average servicing portfolio, interest from loans receivable held for sale, and an increase in the transaction fee rate, largely offset by COVID-19 impacted transaction volumes.

•Credit Quality: Credit performance continued to be strong. As of June 30, 2020, 30-day delinquencies were 0.74%, an improvement of 57 basis points over the 30 day-delinquencies at June 30, 2019. The weighted-average FICO score for originations in the second quarter of 2020 was 783 compared to 769 in the second quarter of 2019.

•Hardship Requests: At June 30, slightly less than 4% of the total balances in the Company's servicing portfolio are in payment deferral under hardship programs, with the number of new requests declining sharply each successive month from the April peak for new requests.

•Financial Guarantee Loss: The adoption of the new current expected credit loss ("CECL") standard in the first quarter of 2020 continues to impact the Company's accounting for the financial guarantees it provides to its bank partners. For the second quarter, the Company recorded a non-cash increase of $10.2 million in the CECL reserve associated with these financial guarantees but no cash escrow under these financial guarantees was used during the quarter.

•Net Income and Diluted Earnings per Share: For the second quarter of 2020, the Company recognized net income of $13.4 million compared to net income of $39.2 million for the same period in 2019, which resulted in a diluted earnings per share of $0.06, compared to diluted earnings per share of $0.19 in the second quarter of 2019.

•Adjusted EBITDA(1) and Operating Cash Flow: Second quarter Adjusted EBITDA was $39.7 million compared to $36.9 million for the same quarter in 2019. For the six months ended June 30, 2020, cash flows used in operating activities were $333.8 million due to the $369.1 million increase in loans receivable held for sale as we implemented our SPV this quarter in support of our diversified funding model. For the six months ended June 30, 2019, cash flows produced from operations was $89.8 million.

•Expansion of Term Loan Facility: In June the Company closed on a $75 million incremental amount on its term loan facility, the proceeds of which will be used for general corporate purposes and to enhance the Company's overall liquidity position. The incremental term loan has the same security, maturity (March 2025), principal amortization, prepayment, and covenant terms as the Company's existing term loan facility.

•Liquidity: As of June 30, 2020, the Company had $247.6 million of available liquidity, consisting of unrestricted cash of $147.6 million and an undrawn $100 million revolving credit facility.

Key Business Metrics:

	Three Months Ended June 30,
	2020	2019	Growth
Transaction Volume ($ millions)	$1,358	$1,578	(14)%
Loan Servicing Portfolio ($ millions, at end of period)(2)	$9,384	$8,191	15%
Active Merchants (at end of period)	17,553	16,603	6%
________________
(1) Adjusted EBITDA is a non-GAAP measure. Refer to “Non-GAAP Financial Measures” for important additional information.
(2)  The average loan servicing portfolio for the three months ended June 30, 2020 and 2019 was $9.3 billion and $7.9 billion, respectively.

Business Update:

•COVID-19 workforce impacts: The Company's workforce continues the work-at-home program implemented in mid-March, allowing its associates to continue safely delivering uninterrupted, best-in-class service to its merchants and consumers.

•Funding Diversification: In the second quarter GreenSky implemented certain funding diversification measures to support future growth of originations on its platform.

◦In May 2020, the Company put in place a critical component for the GreenSky program to be able to accomplish alternative funding structures by entering into agreements with an existing bank partner to provide a framework for the programmatic sale of loan participations and/or whole loans by the bank partner to third parties, including to the previously-announced special purpose vehicle sponsored by the Company (the “SPV”).

◦In May 2020, GreenSky and JPMorgan Chase Bank, N.A. closed on an asset-backed revolving credit facility of $500 million ($300 million was committed at closing, and an additional $200 million accordion was accessed in July 2020) to finance purchases by the SPV of participations in loans originated through the GreenSky program (the "SPV Facility"). The Company completed the first purchases by the SPV in May 2020.

◦The Company expects the SPV to conduct periodic sales of the loan participations to third parties or issue asset-backed securities, which would allow additional purchases to be financed through the SPV Facility. To the extent that such sales occur, the SPV Facility could facilitate substantial incremental GreenSky program loan volume.

◦GreenSky continues to work with multiple institutional investors on both a whole loan sales program and a material forward flow financing arrangement (collectively, "New Institutional Financings"). GreenSky expects to close on one or more of these transactions in the second half of 2020.

•Final Patent Approval: On July 28, 2020, the United States Patent and Trademark Office issued the Company’s first U.S. patent. Originally filed in 2014, the patent relates to our mobile application process and credit decisioning model. This granted patent is an important recognition of a key component of our proprietary technology platform.

• Strategic Alternatives Review Process: The Company’s Board of Directors, working together with its senior management team and legal and financial advisors, has now brought to a close the process, announced in August 2019, to explore, review and evaluate a range of potential strategic alternatives focused on maximizing stockholder value. The Company’s Board of Directors has determined that the Company can best drive future value creation by executing on a growth plan that leverages a renewed focus on the Company’s home improvement vertical, the cross marketing of complementary products to its consumer program borrowers, enhanced merchant productivity, scalability of operations, termination of the programmatic sale of charged-off receivables and funding diversification to support its continued profitable growth.

•Inaugural Investor Day: The Company anticipates hosting, in a virtual format, its first "Investor Day" later this year, where members of the GreenSky senior management team will be presenting key elements of GreenSky's strategic positioning, capabilities, technology pipeline, and commercial opportunities, along with the Company's key five-year growth objectives. Investor Day timing and other meeting logistics will be announced in the coming quarter.

Conference call and webcast:

As previously announced, the Company’s management will host a conference call to discuss second quarter 2020 results at 8:00 a.m. EDT on August 11, 2020. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliation of non-GAAP measures to their most directly comparable GAAP measure, can be accessed through the Company's Investor Relations website at http://investors.greensky.com. A replay of the webcast will be available within 2 hours of the completion of the call and will be archived at the same location for one year.

About GreenSky, Inc.

GreenSky, Inc. (NASDAQ: GSKY) is a leading technology company Powering Commerce at the Point of Sale® for a growing ecosystem of merchants, consumers and banks. Our highly scalable, proprietary technology platform enables merchants to offer frictionless promotional payment options to consumers, driving increased sales volume and accelerated cash flow. Banks leverage GreenSky’s technology to provide loans to super-prime and prime consumers nationwide. Since our inception, 3.4 million consumers have financed $25 billion of commerce using our paperless, real time "apply and buy" technology and the Company services a $9 billion+ loan portfolio. GreenSky is headquartered in Atlanta, Georgia. For more information, visit https://www.greensky.com.

Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company's current views with respect to, among other things, its operations; its financial performance; the impact of COVID-19; bank partner commitments; sales of loan participations or issuances of asset-backed securities by the SPV; completion of New Institutional Financings; its funding capacity; and its credit losses. You generally can identify these statements by the use of words such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include those risks described in GreenSky's filings with the Securities and Exchange Commission and include, but are not limited to, risks related to the extent and duration of the COVID-19 pandemic and its impact on the Company, its bank partners and merchants, GreenSky program borrowers, loan demand (including, in particular, for elective healthcare procedures), the capital markets (including the Company's ability to obtain additional funding or close New Institutional Financings) and the economy in general; the Company's ability to retain existing, and attract new, merchants and bank partners or other funding partners, including the risk that one or more bank partners do not renew their funding commitments or reduce existing commitments; its future financial performance, including trends in revenue, cost of revenue, gross profit or gross margin, operating expenses, and free cash flow; changes in market interest rates; increases in loan delinquencies; its ability to operate successfully in a highly regulated industry; the effect of management changes; cyberattacks and security vulnerabilities in its products and services; and the Company's ability to compete successfully in highly competitive markets. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, GreenSky disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Non-GAAP Financial Measures

This press release presents information about the Company’s Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures provided as a supplement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We believe that Adjusted EBITDA and Adjusted EBITDA Margin are key financial indicators of our business performance over the long term and provide useful information regarding whether cash provided by operating activities is sufficient to maintain and grow our business. We believe that this methodology for determining Adjusted EBITDA and Adjusted EBITDA Margin can provide useful supplemental information to help investors better understand the economics of our platform.

We are presenting these non-GAAP measures to assist investors in evaluating our financial performance and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.

These non-GAAP measures are presented for supplemental informational purposes only. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as net income. The non-GAAP measures GreenSky uses may differ from the non-GAAP measures used by other companies. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is provided below for each of the fiscal periods indicated.

Contacts:
Investor Relations
Gerald R. Benjamin
404.380.1093
investors@greensky.com

Media
Julia Sahin, Edelman
212.738.6131
media@greensky.com
(tables follow)

GreenSky, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except share data)

	June 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$147,560	$195,760
Restricted cash	289,844	250,081
Loan receivables held for sale, net	410,952	51,926
Accounts receivable, net of allowance of $218 and $238, respectively	20,066	19,493
Property, equipment and software, net	21,951	18,309
Deferred tax assets, net	383,107	364,841
Other assets	53,334	50,638
Total assets	$1,326,814	$951,048

Liabilities and Equity (Deficit)
Liabilities
Accounts payable	$13,356	$11,912
Accrued compensation and benefits	7,034	10,734
Other accrued expenses	3,947	3,244
Finance charge reversal liability	198,755	206,035
Term loan	453,879	384,497
SPV facility	299,000	—
Tax receivable agreement liability	317,823	311,670
Financial guarantee liability	163,301	16,698
Other liabilities	66,587	61,201
Total liabilities	1,523,682	1,005,991

Commitments, Contingencies and Guarantees

Equity (Deficit)
Class A common stock, $0.01 par value and 87,449,331 shares issued and 73,350,234 shares outstanding at June 30, 2020 and 80,089,739 shares issued and 66,424,838 shares outstanding at December 31, 2019	873	800
Class B common stock, $0.001 par value and 108,994,392 shares issued and outstanding at June 30, 2020 and 113,517,198 shares issued and outstanding at December 31, 2019	110	114
Additional paid-in capital	112,700	115,782
Retained earnings	24,512	56,109
Treasury stock	(147,005)	(146,234)
Accumulated other comprehensive income (loss)	(4,756)	(756)
Noncontrolling interests	(183,302)	(80,758)
Total equity (deficit)	(196,868)	(54,943)
Total liabilities and equity (deficit)	$1,326,814	$951,048

GreenSky, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue
Transaction fees	$101,777	$108,365	$191,661	$192,413
Servicing	28,481	30,318	59,764	49,951
Interest and other	2,704	69	3,394	786
Total revenue	132,962	138,752	254,819	243,150
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	64,930	56,228	136,705	114,265
Compensation and benefits	22,041	20,459	44,475	40,092
Property, office and technology	4,244	4,512	8,266	8,926
Depreciation and amortization	2,762	1,695	5,207	3,162
Sales, general and administrative	8,590	7,302	18,678	14,555
Financial guarantee	10,248	1,696	28,656	2,918
Related party	477	589	954	1,125
Total costs and expenses	113,292	92,481	242,941	185,043
Operating profit	19,670	46,271	11,878	58,107
Other income (expense), net
Interest and dividend income	246	812	868	1,710
Interest expense	(5,894)	(6,323)	(11,514)	(12,566)
Other gains (losses), net	830	(6,033)	1,806	(5,718)
Total other income (expense), net	(4,818)	(11,544)	(8,840)	(16,574)
Income before income tax expense (benefit)	14,852	34,727	3,038	41,533
Income tax expense (benefit)	1,497	(4,466)	602	(5,061)
Net income	$13,355	$39,193	$2,436	$46,594
Less: Net income attributable to noncontrolling interests	9,222	26,877	1,637	31,379
Net income attributable to GreenSky, Inc.	$4,133	$12,316	$799	$15,215

Earnings per share of Class A common stock:
Basic	$0.06	$0.20	$0.01	$0.26
Diluted	$0.06	$0.19	$0.01	$0.23

GreenSky, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net income	$2,436	$46,594
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,207	3,162
Share-based compensation expense	6,972	5,936
Equity-based payments to non-employees	8	7
Fair value change in servicing assets and liabilities	(1,738)	(8,635)
Operating lease liability payments	(305)	(143)
Financial guarantee losses	28,656	284
Amortization of debt related costs	968	840
Original issuance discount on term loan payment	(10)	(21)
Income tax expense (benefit)	602	(5,061)
Loss on remeasurement of tax receivable agreement liability	—	6,383
Impairment losses	174	—
Mark to market on loan receivables held for sale	10,072	—
Changes in assets and liabilities:
(Increase) decrease in loan receivables held for sale	(369,098)	78
(Increase) decrease in accounts receivable	(573)	(7,375)
(Increase) decrease in other assets	(3,632)	(828)
Increase (decrease) in accounts payable	1,444	9,378
Increase (decrease) in finance charge reversal liability	(7,280)	26,390
Increase (decrease) in guarantee liability	(63)	—
Increase (decrease) in other liabilities	(7,682)	12,800
Net cash provided by (used in) operating activities	(333,842)	89,789
Cash flows from investing activities
Purchases of property, equipment and software	(8,524)	(7,123)
Net cash used in investing activities	(8,524)	(7,123)
Cash flows from financing activities
Proceeds from term loan	70,494	—
Repayments of term loan	(2,073)	(1,979)
Proceeds from SPV facility	299,000	—
Class A common stock repurchases	—	(104,272)
Member distributions	(33,419)	(17,757)
Payments under tax receivable agreement	—	(4,664)
Proceeds from option exercises	—	290
Payment of option exercise taxes	(73)	(1,550)
Payment of taxes on Class B common stock exchanges	—	(1,805)
Net cash provided by (used in) financing activities	333,929	(131,737)
Net increase (decrease) in cash and cash equivalents and restricted cash	(8,437)	(49,071)
Cash and cash equivalents and restricted cash at beginning of period	445,841	458,499
Cash and cash equivalents and restricted cash at end of period	$437,404	$409,428

Supplemental non-cash investing and financing activities
Distributions accrued but not paid	4,073	7,105
Capitalized software costs accrued but not paid	317	—

Reconciliation of Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income	$13,355	$39,193	$2,436	$46,594
Interest expense(1)	5,894	6,323	11,514	12,566
Income tax expense (benefit)	1,497	(4,466)	602	(5,061)
Depreciation and amortization	2,762	1,695	5,207	3,162
Equity-based compensation expense(2)	3,481	3,275	6,980	5,943
Change in financial guarantee liability(3)	10,248	(133)	28,656	284
Servicing asset and liability changes(4)	454	(8,469)	246	(7,999)
Discontinued charged-off receivables program(5)	—	(7,427)	—	(14,782)
Transaction and non-recurring expenses(6)	2,025	6,907	3,258	8,123
Adjusted EBITDA	$39,716	$36,898	$58,899	$48,830
Total revenue	$132,962	$138,752	$254,819	$243,150
Adjusted EBITDA Margin	29.9%	26.6%	23.1%	20.1%

(1)Includes interest expense on our term loan. Interest expense on the SPV Facility and its related loans receivables held for sale are excluded from the adjustment above as such amounts are a component of cost of revenue in our on-going business.
(2)Includes equity-based compensation to employees and directors, as well as equity-based payments to non-employees.
(3)Includes non-cash charges related to our financial guarantee arrangements with our ongoing Bank Partners, which are primarily a function of new loans facilitated on our platform during the period increasing the contractual escrow balance and the associated financial guarantee liability.
(4)Includes the non-cash changes in the fair value of servicing assets and servicing liabilities related to our servicing assets associated with Bank Partner agreements and other contractual arrangements. 2019 amounts have been updated to be consistent with the Company's 2020 presentation in accordance with our Non-GAAP policy.
(5)Includes the amounts related to the now discontinued program of transferring our rights to charged-off receivables to third parties. 2019 amounts have been updated to be consistent with the Company's 2020 presentation in accordance with our Non-GAAP policy.
(6)For the three and six months ended June 30, 2020, includes professional fees and other costs associated with our strategic alternatives review process, $307 thousand related to incremental technology costs associated with COVID-19, and IPO related litigation. For the three and six months ended June 30, 2019, includes legal fees associated with IPO related litigation. For the six months ended June 30, 2019, includes the following: (i) legal fees associated with IPO related litigation of $959 thousand, (ii) one-time tax compliance fees related to filing the final tax return for the Former Corporate Investors associated with the Reorganization Transactions of $160 thousand, and (iii) lien filing expenses related to certain Bank Partner solar loans of $621 thousand.